EXHIBIT 23.01

Williams & Webster, P.S. Certified Public Accountants & Business Consultants

Board of Directors
AmeriChip International Inc.
Detroit, Michigan

INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in this registration statement of AmeriChip International Inc. on Form S-8 of our report dated February, 26, 2007, relating to the financial statements of AmeriChip International Inc. as of November 30, 2006 and 2005, which report appears in the annual report on Form 10-KSB of AmeriChip International Inc.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Spokane, Washington
March 28, 2007

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201
Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com